The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated September 15, 2010

PROSPECTUS dated December 23, 2008 PROSPECTUS SUPPLEMENT dated December 23, 2008	Pricing Supplement No. 524 to Registration Statement No. 333-156423 Dated , 2010 Rule 424(b)(2)
   $
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Market-Linked Notes due September    , 2016
Based on the Performance of a Hybrid Basket Composed of
Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

Unlike ordinary debt securities, the Market-Linked Notes due September    , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund, which we refer to as the notes, do not pay interest.  Instead, at maturity, you will receive for each $1,000 stated principal amount of notes that you hold $1,000 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of a weighted basket over the term of the notes as determined on September    , 2016, which we refer to as the determination date.  The basket is composed of gold (40%), the S&P GSCITM Agriculture Index—Excess Return (20%), which we refer to as the agriculture index, the S&P GSCITM Livestock Index—Excess Return (20%), which we refer to as the livestock index, and shares of the iShares® MSCI Emerging Markets Index Fund (20%), which we refer to as the EEM shares.  We refer to each of the agriculture index and the livestock index as a commodity index and, together with gold and the EEM shares, as the basket components.  In no event will the payment due at maturity be less than the stated principal amount of $1,000.
•	The stated principal amount of each note is $1,000.
•	We will not pay interest on the notes.
•
At maturity, you will receive for each $1,000 stated principal amount of notes $1,000 plus a supplemental redemption amount, if any, equal to (i) $1,000 times (ii) the basket performance times (iii) the participation rate, which is equal to 80% to 85%, provided that the supplemental redemption amount will not be less than $0.  The actual participation rate will be determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date.  Because the participation rate will be less than 100%, you will not participate fully in the appreciation of the basket, if any.

º	The basket performance will equal the sum of the performance values for each of the basket components.
º
The performance value for each basket component will equal the product of (i) the final value for such basket component minus the initial value for such basket component divided by the initial value for such basket component and (ii) the weighting for such basket component.

•
The initial value for each basket component will equal (i) in the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the pricing date, (ii) in the case of each of the commodity indices, the official settlement price of such commodity index on the pricing date and (iii) in the case of the EEM shares, the share closing price of one EEM share on the pricing date.

•
The final value for each basket component will equal (i) in the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the determination date, (ii) in the case of each of the commodity indices, the official settlement price of such commodity index on the determination date and (iii) in the case of the EEM shares, the share closing price of one EEM share times the adjustment factor, each as of the determination date.

º	The adjustment factor will initially be set at 1.0 and may be adjusted to reflect certain corporate events affecting the EEM shares.
•	If the basket performance is less than or equal to 0%, you will not receive any supplemental redemption amount and will receive only the stated principal amount of $1,000.
•	The determination date will be subject to postponement for each basket component separately in the event of a non-index business day or non-trading day, as applicable, or a market disruption event.
•	Investing in the notes is not equivalent to investing directly in the basket or the basket components.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617482NM2. The ISIN for the notes is US617482NM23.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $          for each note they sell.  See “Description of Notes––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)   an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes at maturity is linked to the performance of a weighted basket composed of gold (40%), the S&P GSCI™ Agriculture Index—Excess Return (20%) (which we refer to as the agriculture index), the S&P GSCI™ Livestock Index—Excess Return (20%) (which we refer to as the livestock index) and shares of the iShares® MSCI Emerging Markets Index Fund (20%) (which we refer to as the EEM shares).  We refer to each of the agriculture index and the livestock index as a commodity index and, together with gold and the EEM shares, as the basket components.

The notes combine features of a debt investment and equity and commodity investments by offering the return of principal at maturity with the opportunity to participate in 80% to 85% (to be determined on the pricing date) of any appreciation of the basket.  Because the participation rate will be less than 100%, you will not participate fully in the appreciation of the basket, if any.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount based on the percentage change of the basket, provided that the supplemental redemption amount will not be less than $0.  All payments on the notes are subject to the credit risk of Morgan Stanley.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A.  The iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index are described under “Description of Notes––The EEM Shares” and “––The MSCI Emerging Markets IndexSM” in this pricing supplement.

Each note costs $1,000
We, Morgan Stanley, are offering Market-Linked Notes due September    , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund (the “notes”).  The stated principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket
We have designed the notes to provide investors with exposure to gold, agricultural and livestock commodities and the emerging equity markets.  The exposure to gold, at 40% of the basket, is significantly more heavily weighted than the commodity indices and the EEM shares, each of which has a 20% weighting.  The following table sets forth the basket components, and the initial value and the percentage weighting of each basket component within the basket:

Basket Component	Initial Value	Basket Component Weighting
Gold		40%
Agriculture index		20%
Livestock index		20%
EEM shares		20%

Payment at maturity based on the performance of the basket
Unlike ordinary debt securities, the notes do not pay interest.  Instead, at maturity for each $1,000 stated principal amount, we will pay you at least the stated principal amount of $1,000 plus the supplemental redemption amount, if any.  The payment at maturity will be determined on the determination date as follows:

Payment at maturity = $1,000 + supplemental redemption amount

The supplemental redemption amount will be equal to the product of (i) $1,000 times (ii) the basket performance times (iii) the participation rate, which is equal to 80% to 85%, provided that the supplemental redemption amount will not be less than zero.  The actual participation rate will be determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date.  Because the participation rate will be less than 100%, you will not participate fully in the appreciation of the basket, if any.

where,

basket performance  =    the sum of the performance values for each basket component; and

performance value    =    with respect to each basket component, the product of (x) the final value for such basket component minus the initial value for such basket component divided by the initial value of such basket component and (y) the weighting for such basket component.  Each such product for a basket component may be expressed by the following formula:

The initial values will equal:

(i)    in the case of the gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the pricing date,

(ii)   in the case of each of the commodity indices, the official settlement price of such commodity index on the pricing date, and

(iii)  in the case of the EEM shares, the share closing price of one EEM share on the pricing date.

The initial values of the basket components will be determined on the pricing date.  If, however, a market disruption event occurs on the pricing date with respect to any of the basket components, the initial value for such affected basket component will be determined on the next index business day or trading day, as applicable, on which no market disruption event occurs with respect to that basket component.  If due to a market disruption event the initial value for any basket component has not been determined on the third index business day or trading day, as applicable, following the scheduled pricing date, the calculation agent will determine the initial value for that basket component as set out in the section of this pricing supplement titled “Description of Notes—Initial Value.”The final values will equal:

(i)
in the case of the gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the determination date,

(ii)	in the case of each of the commodity indices, the official settlement price of such commodity index on the determination date, and

(iii)	in the case of the EEM shares, the share closing price of one EEM share times the adjustment factor, each as of the determination date.

The adjustment factor will be initially set at 1.0 and is subject to change upon certain corporate events affecting the EEM shares.

The final value of the basket components will be based on the values of the basket components on the determination date.  The scheduled determination date is September     , 2016.  If, however, with respect to any basket component, the scheduled determination date is not an index business day or trading day, as applicable, or if a market disruption event occurs with respect to any basket component on the determination date, the determination date will be postponed, only with respect to the affected basket component, to the next index business day or trading day, as applicable, on which no market disruption event occurs with respect to that basket component.  If, due to a market disruption event, the final value for any basket component has not been determined on the third index business day or trading day following the scheduled determination date, the calculation agent will determine the final value for that basket component as set out in the section of this pricing supplement called “Description of Notes—Final Value.”  If due to a market disruption event or otherwise, the determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the last date by which the final value for all of the basket components has been determined.  See the section of this pricing supplement called “Description of Notes—Maturity Date.”

Because the performance of the basket components may not be correlated, a negative performance by one or more of the basket components could wholly offset a positive performance by one or more of the other basket components.  Furthermore, the basket components do not have the same basket component weightings and gold has a significantly higher weighting in the basket of 40%.  Because of the unequal basket component weightings, the same percentage change over the term of the notes in each of the basket components would have different effects on the value of the basket.

If the basket performance is less than or equal to 0%, the supplemental redemption amount will be zero.  In that case, you will receive at maturity only the stated principal amount of $1,000 for each $1,000 stated principal amount of notes that you hold and will not receive any supplemental redemption amount.

All payments on the notes are subject to the credit risk of Morgan Stanley.

On PS-8, we have provided examples which illustrate the payout at maturity assuming a range of hypothetical basket performances on the determination date.  The examples do not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2005 through September 10, 2010, and a graph of the historical performance of the basket for the same period (assuming that each of the basket components is weighted in the basket as described in “Description of Notes—Basket”) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket components or of the basket as a whole, or whether an increase in the value of one or more basket components will be offset by a decrease in the value of one or more of the other basket components, based on their historical performance.

Investing in the notes is not equivalent to investing directly in the basket or the basket components.
You may revoke your offer to purchase the notes prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior unsecured notes.  As calculation agent, MS & Co. will determine the initial value and final value for each basket component, the basket performance and the supplemental redemption amount, if any, you will receive at maturity and will also determine whether a market disruption event has occurred.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the notes, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-58.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes,” “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup

Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.”  You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity and commodity-linked securities such as these may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.”  You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, calculated on the determination date as follows: (i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

Below are examples of how to calculate the payment at maturity, including one full example of how to calculate the basket performance based on the hypothetical data in the table below.  The examples assume a hypothetical participation rate of 82.5%.  Because the participation rate will be less than 100%, you will not participate fully in the appreciation of the basket, if any.  The value of the basket may be subject to significant fluctuation during the observation period, and it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.

Example 1
Basket Component	Weighting	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Hypothetical Performance Value
Gold	40%	$1,000	$900	-10%	-4%
Agriculture index	20%	60	63	5%	1%
Livestock index	20%	400	440	10%	2%
EEM shares	20%	$40	$48	20%	4%
Hypothetical basket performance:					3%

Basket performance = sum of performance values of each basket component

Performance value = [(final value - initial value) / initial value] x basket component weighting

[(final gold value – initial gold value) / initial gold value]  x  40%;
plus
[(final agriculture index value – initial agriculture index value) / initial agriculture index value]  x  20%;
plus
[(final livestock index value – initial livestock index value) / initial livestock index value]  x  20%;
plus
[(final EEM shares value – initial EEM shares value) / initial EEM shares value]  x  20%

So, using the hypothetical final values above:

gold =   [($900 – $1,000) / $1,000] x 40%  = -4%,
plus
agriculture index =  [(63 – 60) / 60] x 20%  = 1%,
plus
livestock index =  [(440 – 400) / 400] x 20%  = 2%,
plus
EEM shares =   [($48 – $40) / $40] x 20%  = 4%

Hypothetical basket performance   =   3%

Payment at maturity = $1,000 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount   = $1,000 x basket performance x participation rate

= $1,000   x   3%   x   82.5%   =   $24.75

The final payment at maturity per note will be $1,024.75, or the stated principal amount of $1,000 plus the supplemental redemption amount of $24.75.

Example 2: Basket performance is positive.
Basket Index	Hypothetical Percentage Change	Hypothetical Performance Value
Gold	30%	12%
Agriculture index	-10%	-2%
Livestock index	-10%	-2%
EEM shares	20%	4%
Hypothetical basket performance =		12%

Payment at maturity = $1,000 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount   = $1,000 x basket performance x participation rate

= $1,000   x   12%   x   82.5%   =   $99

The final payment at maturity per note will be $1,099, or the stated principal amount of $1,000 plus the supplemental redemption amount of $99.

Example 3: Basket performance is zero or negative.
Basket Index	Hypothetical Percentage Change	Hypothetical Performance Value
Gold	– 10%	– 4%
Agriculture index	– 10%	– 2%
Livestock index	10%	2%
EEM shares	10%	2%
Hypothetical basket performance =		– 2%

Payment at maturity = $1,000 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount =    $1,000 x basket performance x participation rate

= $1,000   x   – 2% (less than zero)  x   82.5%   =   $0

As the basket performance is less than 0%, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $1,000 stated principal amount.

In the above example, two of the basket components — the livestock index and the EEM shares (with a combined weighting of 40% of the basket) — are each 10% higher, but the two other basket components — gold and the agriculture index (with a combined weighting of 60% of the basket) — are each 10% lower.  Accordingly, although two of the basket components are higher, the decrease of the other two basket components offsets such increase and the basket performance is less than zero.  Therefore, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $1,000 stated principal amount.

Please review the table of the historical values of each of the basket components for each calendar quarter in the period from January 1, 2005 through September 10, 2010 and the related graphs.  Please also review the graph of the historical performance of the basket for the period from January 1, 2005 through September 10, 2010 (with each of the basket components weighted in the basket as described in “Description of Notes—Basket”) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket components during such period.  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether an increase in the value of one or more basket components will be offset by a decrease in the value of one or more of the other basket components, based on their historical performance.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the notes do not pay interest.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior securities, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes.  Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount, if any, based on performance of a weighted basket of gold, two commodity indices and an exchange-traded fund.

The notes may not pay more than the stated principal amount at maturity	If the basket performance is less than or equal to 0% you will receive only the stated principal amount of $1,000.

The notes will not be listed on any securities exchange and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Market price of the notes may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•  the value of each of the basket components at any time,

• the volatility (frequency and magnitude of changes in value) of each of the basket components,
• dividends on the EEM shares and on the stocks composing the MSCI Emerging Markets Index,
• interest and yield rates in the markets,

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock or commodities markets generally and which may affect the final value for each basket component,

• the exchange rates of the U.S. dollar relative to each of the currencies in which the stocks underlying the MSCI Emerging Markets Index trade,

•  trends of supply and demand for the commodities underlying the commodity indices and for gold at any time, as well as the effects of speculation or any government activity that could affect the commodity markets,

• the time remaining until the notes mature,
• the occurrence of certain events affecting the EEM shares that may or may not require an adjustment to the adjustment factor, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if the values of the basket components at the time of sale are at or below their initial values or if market interest rates rise.  You cannot predict the future performance of any of the basket components or of the basket as a whole based on their historical performance.  There can be no assurance that the basket will appreciate in value such that you will receive at maturity an amount that is greater than the stated principal amount of the notes.  The basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Notes—Historical Information.”

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes
You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

The return on the notes is limited to 80% to 85% of the appreciation of the basket
The supplemental redemption amount you may receive at maturity represents a 80% to 85% participation in the appreciation of the basket, if any, and accordingly you will not participate fully in the appreciation of the basket.  As a result, if the basket appreciates, your return on the notes will be less than the amount that you would realize on a direct investment in the basket components or an alternate investment that provides a full exposure to the appreciation of the basket.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes
One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the basket components or the futures contracts underlying the commodity indices and the stocks underlying the MSCI Emerging Markets Index), including trading in the basket components and the futures contracts underlying the commodity indices and the stocks underlying the MSCI Emerging Markets Index as well as in other instruments related to the basket components or the MSCI Emerging Markets Index.  Some of our subsidiaries also trade the basket components, the futures contracts underlying the commodity indices or the stocks underlying the MSCI Emerging Markets Index and other financial instruments related to the basket components and the MSCI Emerging Markets Index on a regular basis as part of their general broker-dealer, commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial values of one or more of the basket components and, therefore, could increase the values at which the respective basket components must close on the determination date before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the final values of the basket components on the determination date, and, accordingly, the amount of cash you will receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket components may offset each other
Movements in the values of the basket components may not correlate with each other.  At a time when one or more basket components increase in value, one or more of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket on the determination date, an increase in the value of one or more basket components may be moderated, or wholly offset, by a lesser increase or decline in the value of one or more of the other basket components.  Gold, with a weighting of 40%, is more heavily weighted than the other components, each with a weighting of 20%, and accordingly the performance of gold will affect the performance of the basket more significantly than the performance of any other basket components.  In addition, there can be no assurance that the basket performance will be greater than 0%.  If the basket performance is less than or equal to 0%, you will receive at maturity only the stated principal amount of the notes.

The price of gold may change unpredictably and affect the value of the notes in unforeseeable ways
Investments, such as the notes, linked to the prices of commodities, such as gold, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of gold, and therefore of the notes, in varying and potentially inconsistent ways.

The price of gold to which the return on the notes is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time.  Specific factors affecting the daily fixing price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events as well as wars and political and civil upheavals.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as

South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market.  It is not possible to predict the aggregate effect of all or any combination of these factors.

There are risks relating to trading of commodities on the London Bullion Market Association
Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Investing in the notes is not equivalent to investing in futures contracts or in forward contracts on gold
Investing in the notes is not equivalent to investing in gold or in futures contracts or in forward contracts on gold.  By purchasing the notes, you do not purchase any entitlement to gold, or futures contracts or forward contracts on gold. Further, by purchasing the notes, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on gold.

The value of the commodity indices may change unpredictably and affect the value of the notes in unforeseeable ways
The commodity indices provide exposure solely to the agriculture and livestock commodities.  Investments, such as the notes, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including : changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; government programs and policies regarding agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the value of the commodity indices, and therefore the basket performance and the value of your notes in varying and potentially inconsistent ways.

Higher future prices of the commodities included within the commodity indices relative to their current prices may decrease the amount payable at maturity
The commodity indices are composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that comprise the commodity indices approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  However, commodities may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the agricultural or livestock commodity markets would result in negative “roll yields,” which would adversely affect the value of the commodity indices and, accordingly, decrease the payment you receive at maturity.
Adjustments to the commodity indices could adversely affect the value of the notes
Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, is responsible for calculating and maintaining the commodity indices. S&P can add, delete or substitute the contracts underlying the commodity indices or make other methodological changes that could change the values of the commodity indices.  S&P, or any successor publisher of the commodity indices, may discontinue or suspend calculation or dissemination of the commodity indices.  Any of these actions could adversely affect the value of the notes.

S&P, or any successor publisher of the commodity indices, may discontinue or suspend calculation or publication of one or both of the commodity indices at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to determine a substitute or successor index that is comparable to the discontinued commodity index.  In such circumstances, MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates and, in the case of a successor index, MS & Co. will calculate the values of the successor index as described under “Description of Notes—Discontinuance of a Commodity Index; Alteration of the Method of Calculation.”

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the basket performance and, therefore, the value of the notes.

The S&P GSCI™–ER, from which the commodity indices are derived, may in the future include contracts that are not traded on regulated futures exchanges
The S&P GSCI™–ER, from which the commodity indices are derived, was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the S&P GSCI™–ER continues to be comprised exclusively of regulated futures contracts.  As described below, however, the S&P GSCI™–ER may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the S&P GSCI™–ER may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Not equivalent to investing directly in the commodity indices	Investing in the notes is not equivalent to investing directly in the commodity indices or the futures contracts that underlie the commodity indices.

The EEM shares and the MSCI Emerging Markets Index are different
The performance of the EEM shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets Index Fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index or due to other circumstances.  The investment adviser to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), generally invests at least 90% of the assets of the iShares® MSCI Emerging Markets Index Fund in securities of the MSCI Emerging Markets Index and in depositary receipts representing securities of the MSCI Emerging Markets Index.  The Investment Adviser may invest the remainder of such assets in other securities, including securities not included in the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser.

There are risks associated with investments in securities linked to the value of emerging markets equity securities
The stocks included in the MSCI Emerging Markets Index and that are tracked by the EEM shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of foreign equity securities, such as the notes, involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.  In addition, countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

Adjustments to the EEM shares or to the MSCI Emerging Markets Index could adversely affect the value of the notes
The Investment Adviser seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the EEM shares and, consequently, the value of the notes.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Emerging Markets Index at any time.  Any of these actions could adversely affect the value of the MSCI Emerging Markets Index and, consequently, the value of the notes.

The price of the EEM shares is subject to currency exchange risk
Because the price of the EEM shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the EEM shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;

•      existing and expected interest rate levels;

•      the balance of payments; and

•      the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets Index and the United States and other countries important to international trade and finance.

Investing in the notes is not equivalent to investing in the EEM shares
Investing in the notes is not equivalent to investing in the EEM shares, the MSCI Emerging Markets Index or the stocks that constitute the MSCI Emerging Markets Index.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI Emerging Markets Index.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes
As calculation agent, MS & Co. will determine the initial value and final value of each basket component and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the values of the basket components in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Notes—Market Disruption Event.”

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Notes” refers to each $1,000 Stated Principal Amount of our Market-Linked Notes due September    , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	September , 2010

Original Issue Date (Settlement Date)	September , 2010 (2 Business Days after the Pricing Date)

Maturity Date	September , 2016, subject to postponement in accordance with the following paragraph.

If due to a Market Disruption Event or otherwise, the date for determining the Final Value of any Basket Component falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date shall be the second Business Day following the date by which the Final Value for all Basket Components has been determined.  See “—Determination Date” below.

Issue Price	$1,000 per Note

Stated Principal Amount	$1,000 per Note

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482NM2

ISIN	US617482NM23

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Components weighted at their respective Basket Component Weightings as set forth in the following table:

Basket Component	Basket Component Weighting
Gold	40%
S&P GSCI™ Agriculture Index—Excess Return (the “Agriculture Index”)	20%
S&P GSCI™ Livestock Index—Excess Return (the “Livestock Index”)	20%
iShares® MSCI Emerging Markets Index Fund (the “EEM shares”)	20%

Commodity Indices	The Agriculture Index and the Livestock Index

Index Publisher	With respect to each Commodity Index, Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and any successor publisher thereof (“S&P”).

Payment at Maturity
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Note, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount
The Supplemental Redemption Amount will be equal to (i) $1,000 times (ii) the Basket Performance times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.  The Calculation Agent will calculate the Supplemental Redemption Amount on the Determination Date.

Participation Rate	80% to 85%, to be determined on the Pricing Date.
Basket Performance	The Basket Performance will be determined by the Calculation Agent on the Determination Date and will equal the sum of the Performance Values for each of the Basket Components.
Performance Value
With respect to each Basket Component, the product of (x) the Final Value for such Basket Component minus the Initial Value for such Basket Component divided by the Initial Value of such Basket Component times (y) the applicable Basket Component Weighting.  Each such product may be expressed by the following formula:

(Final Value – Initial Value)	X	Basket Component Weighting
Initial Value

In certain circumstances, the Basket Performance will be based on an alternate calculation of the Final Values for the Basket Components, as described under “—Discontinuance of a Commodity Index; Alteration of Method of Calculation” and “—Discontinuance of the EEM Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation.”

Initial Value	The Initial Value for each Basket Component will be determined by the Calculation Agent and will equal:

(i) in the case of Gold, the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the Pricing Date;

(ii) in the case of each of the Commodity Indices, the Index Closing Value of such Commodity Index on the Pricing Date; and
(iii) in the case of the EEM Shares, the Share Closing Price of one EEM Share on the Pricing Date.
provided that,

(a) with respect to Gold, if the Pricing Date is not a Trading Day with respect to Gold or if a Market Disruption Event with respect to Gold occurs on the Pricing Date, the Initial Value in respect of Gold will be determined on the next Trading Day on which no Market Disruption Event occurs with respect to Gold, provided further that the Initial Value for Gold will be determined no later than on the third Trading Day following the Pricing Date.  If the Initial Value with respect to Gold has not been determined by the third Trading Day following the Pricing Date, the Calculation Agent will determine the Initial Value for Gold on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Initial Value for Gold shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Value shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Value for Gold as finally published by the LBMA differs from the Initial Value specified in this pricing supplement, we will include the definitive Initial Value in an amended pricing supplement.

(b)  with respect to each of the Commodity Indices, if the Pricing Date is not an Index Business Day with respect to such Commodity Index, the Initial Value in respect of such Commodity Index will be determined on the next succeeding Index Business Day; provided further that if a Market Disruption Event with respect to such Commodity Index or one or more commodity contracts underlying such Commodity Index (an “Index Commodity”) occurs on the Pricing Date, the Calculation Agent will calculate the Initial Value of such Commodity Index using (x) for each Index Commodity which did not suffer a Market Disruption Event on such date, the official settlement price on that date of each such Index Commodity and (y) for each Index Commodity which did suffer a Market Disruption Event on such date, the official settlement price of that Index Commodity on the next Trading Day on which no Market Disruption Event occurs with respect to such Index Commodity; provided further that if a Market Disruption Event occurs with respect to such Index Commodity on each of the three consecutive Trading Days immediately succeeding the Pricing Date, the Calculation Agent will use a price for such Index Commodity equal to the arithmetic mean, as determined by the Calculation Agent on such third Trading Day immediately succeeding the Pricing Date, of the prices of such Index Commodity determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such Index Commodity, taking into consideration the latest available quotation for such Index Commodity and any other information in good faith deemed relevant by such dealers.   Quotations of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained.   In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the relevant Index Commodity and, using that price, determine the Initial Value of the applicable Commodity Index.  In calculating the Initial Value in the circumstances described in this paragraph, the Calculation Agent will use the formula for calculating the relevant Commodity Index last in effect prior to the occurrence of a Market Disruption Event.

If the Initial Value for either of the Commodity Indices as finally published by the Index Publisher differs from the Initial Value specified in this pricing supplement, we will include the definitive Initial Value in an amended pricing supplement.

(c)  with respect to the EEM Shares, if the Pricing Date is not a Trading Day with respect to the EEM Shares or if a Market Disruption Event with respect to the EEM Shares occurs on the Pricing Date, the Initial Value for the EEM Shares will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the EEM Shares; provided further that the Initial Value for the EEM Shares will be determined no later than on the third Trading Day following the Pricing Date.  If the Initial Value with respect to the EEM Shares has not been determined by the third Trading Day following the Pricing Date, the Calculation Agent will determine the Initial Value of the EEM Shares on such day, as the mean, as determined by the Calculation Agent, of the bid prices for EEM Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Initial Value of the EEM Shares will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Final Value	The Final Value for each Basket Component will be determined by the Calculation Agent and will equal:

(i) in the case of Gold, the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the Determination Date;

(ii) in the case of each of the Commodity Indices, the Index Closing Value of such Commodity Index on the Determination Date; and
(iii) in the case of the EEM Shares, the Share Closing Price of one EEM Share times the Adjustment Factor, each as of the Determination Date.

Reuters, Bloomberg and various other third party sources may report prices of Gold and the official settlement prices of the Commodity Indices.  If any such reported price differs from that (i) as calculated by the London Gold Market and published by the LBMA, in the case of Gold, and (ii) as determined and published by the Index Publisher, in the case of the Commodity Indices, the price as published by the LBMA and the Index Publisher, as applicable, will prevail.

In certain circumstances, the Final Values will be based on an alternate calculation of the Basket Components, as described under “—Discontinuance of a Commodity Index; Alteration of Method of Calculation” and “—Discontinuance of the EEM Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation.”

Index Closing Value	On any day, the Index Closing Value with respect to any Commodity Index shall be the official settlement price on such day as published by the Index Publisher, or the applicable Successor Index.
Share Closing Price
Subject to the provisions set out under “—Discontinuance of the EEM Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” below, as applicable, the Share Closing Price for the EEM Shares on any Trading Day means:

(i)    if such shares are listed on a national securities exchange (other than the NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such shares (or any such other security) are listed,

(iii) if such shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)  if such shares are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the EEM Shares are listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one such share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  The term “OTC Bulletin Board Service” will include any successor service thereto.  If a Market Disruption Event (as defined below) occurs with respect to the EEM Shares or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the EEM Shares is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the EEM Shares for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  See “—Discontinuance of the EEM Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” below.

Adjustment Factor	For the EEM Shares, 1.0, subject to adjustment by the Calculation Agent in the event of certain corporate events affecting such shares. See “—Antidilution Adjustments” below.
Relevant Exchange	Relevant Exchange means:
(a) with respect to Gold, the LBMA;

(b) with respect to each Commodity Index, the primary exchange or market of trading for any contract or commodity then included in such Commodity Index or any Successor Index (as defined under “—Discontinuance of a Commodity Index; Alteration of Method of Calculation”) for such Commodity Index; and

(c) with respect to the EEM Shares, the primary exchange or market of trading for any security then included in the MSCI Emerging Markets Index or any Successor Index.
Determination Date	With respect to each Basket Component separately, the Determination Date will be September , 2016; provided that:

(i)    with respect to Gold, if the Determination Date is not a Trading Day with respect to Gold or if a Market Disruption Event with respect to Gold occurs on the Determination Date, the Final Value in respect of Gold will be determined on the next Trading Day on which no Market Disruption Event occurs with respect to Gold, provided further that the Final Value for Gold will be determined no later than on the third Trading Day following the scheduled Determination Date.  If the Final Value with respect to Gold has not been determined by the third Trading Day following the scheduled Determination Date, the Calculation Agent will determine the Final Value for Gold on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Final Value for Gold shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Final Value shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

(ii)   with respect to each of the Commodity Indices, if the Determination Date is not an Index Business Day with respect to such Commodity Index, the Final Value solely in respect of such Commodity Index will be determined on the next succeeding Index Business Day; provided that if a Market Disruption Event with respect to such Commodity Index or one or more commodity contracts underlying such Commodity Index (an “Index Commodity”) occurs on the Determination Date, the Calculation Agent will calculate the Final Value of such Commodity Index using (x) for each Index Commodity which did not suffer a Market Disruption Event on such date, the official settlement price on that date of each such Index Commodity and (y) for each Index Commodity which did suffer a Market Disruption Event on such date, the official settlement price of that Index Commodity on the next Trading Day on which no Market Disruption Event occurs with respect to such Index Commodity; provided further that if a Market Disruption Event occurs with respect to such Index Commodity on each of the three consecutive Trading Days immediately succeeding the scheduled Determination Date, the Calculation Agent will use a price for such Index Commodity equal to the arithmetic mean, as determined by the Calculation Agent on such third Trading Day immediately succeeding the scheduled Determination Date, of the prices of such Index Commodity determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such Index Commodity, taking into consideration the latest available quotation for such Index Commodity and any other information in good faith deemed relevant by such dealers.   Quotations of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained.   In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the relevant Index Commodity and, using that price, determine the Final Value of the applicable Commodity Index.  In calculating the Final Value in the circumstances described in this paragraph, the Calculation Agent will use the formula for calculating the relevant Commodity Index last in effect prior to the occurrence of a Market Disruption Event.

(iii)  with respect to the EEM Shares, if the Determination Date is not a Trading Day with respect to the EEM Shares or if a Market Disruption Event with respect to the EEM Shares occurs on the Determination Date, the Final Value for the EEM Shares will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the EEM Shares; provided further that the Final Value for the EEM Shares will be determined no later than on the third Trading Day following the scheduled Determination Date.  If the Final Value with respect to the EEM Shares has not been determined by the third Trading Day following the scheduled Determination Date, the Calculation Agent will determine the Final Value of the EEM Shares on such day, as the mean, as determined by the Calculation Agent, of the bid prices for EEM Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Final Value of the EEM Shares will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day	Trading Day means:

(a)   with respect to Gold, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time;

(b)  with respect to each Commodity Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the applicable commodity contracts underlying such Commodity Index; and

(c)   with respect to the EEM Shares, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Business Day	With respect to each of the Commodity Indices, any day on which the official settlement price of such Commodity Index is scheduled to be published.

Market Disruption Event	Market Disruption Event means:

(a) with respect to Gold, any of Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price and Tax Disruption, as determined by the Calculation Agent;

(b) with respect to either Commodity Index or any Index Commodity, any of Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula and Material Change in Content, as determined by the Calculation Agent; and

(c) with respect to the EEM Shares:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the EEM Shares on the Relevant Exchange for the EEM Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the EEM Shares as a result of which the reported trading prices for the EEM Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the EEM Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI Emerging Markets Index on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the MSCI Emerging Markets Index or the EEM Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists with respect to the EEM Shares at any time, if trading in a security included in the MSCI Emerging Markets Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSCI Emerging Markets Index shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the EEM Shares has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the EEM Shares or in the futures or options contract related to the MSCI Emerging Markets Index or the EEM Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the MSCI Emerging Markets Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI Emerging Markets Index, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSCI Emerging Markets Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.  Upon any permanent discontinuance of trading in the EEM Shares, see “––Discontinuance of the EEM Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” below.

Price Source Disruption
With respect to Gold or any Index Commodity, Price Source Disruption means the temporary or permanent failure of any Relevant Exchange to announce or publish a price for Gold or such Index Commodity, as applicable.

With respect to each of the Commodity Indices, Price Source Disruption means either (i) the temporary failure of the Index Publisher to announce or publish the official settlement price of such Commodity Index (or the price of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of such Commodity Index.

Trading Disruption
With respect to Gold or any Index Commodity, Trading Disruption means the material suspension of, or material limitation imposed on, trading in Gold or such Index Commodity, as applicable, or futures contracts related to Gold or such Index Commodity on the Relevant Exchange for Gold or such Index Commodity.

Disappearance of Commodity
Reference Price
With respect to Gold or any Index Commodity, Disappearance of Commodity Reference Source means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in Gold or such Index Commodity or futures contracts related to Gold or such Index Commodity on the Relevant Exchange for Gold or such Index Commodity or (ii) the disappearance of, or of trading in, Gold or such Index Commodity.

With respect to each of the Commodity Indices, Disappearance of Commodity Reference Price means the disappearance or permanent discontinuance or unavailability of the official settlement price of such Commodity Index, notwithstanding the availability of the price source or the status of trading in the relevant Index Commodities or futures contracts related to the relevant Index Commodities.

For purposes of this definition, a discontinuance of publication of a Commodity Index shall not be a Disappearance of Commodity Reference Price if the Calculation Agent shall have selected a Successor Index in accordance with “—Discontinuance of a Commodity Index; Alteration of Method of Calculation.”

Tax Disruption
With respect to Gold or any Index Commodity, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, Gold or such Index Commodity, as applicable (other than a tax on, or measured by reference to overall gross or net income), by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the price of Gold or such Index Commodity on any day that would otherwise be the Determination Date from what it would have been without that imposition, change or removal.

Material Change in Formula
With respect to each of the Commodity Indices, Material Change in Formula means the occurrence since the Pricing Date of a material change in the formula for, or the method of calculating, the official settlement price of such Commodity Index.

Material Change in Content
With respect to each of the Commodity Indices, Material Change in Content means the occurrence since the Pricing Date of a material change in the content, composition or constitution of such Commodity Index or relevant futures contracts.

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.
Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent	MS & Co.
Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Values and the Final Values for each Basket Component, the Basket Performance, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Antidilution Adjustments” and “—Determination Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments
With respect to the EEM Shares, if the EEM Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the EEM Shares.

No adjustment to the Adjustment Factor for the EEM Shares pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Discontinuance of a Commodity Index;
Alteration of Method of Calculation
If, following the Original Issue Date, the Index Publisher discontinues publication of either Commodity Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Commodity Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, the Index Publisher ceases to publish either Commodity Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index Closing Value will be calculated by the Calculation Agent in accordance with the formula used to calculate such Commodity Index and composition of the futures contracts of such Commodity Index on the last day on which such Commodity Index was published.

If the Index Publisher changes its method of calculating either Commodity Index in any material respect, which the Calculation Agent does not, in its sole discretion, determine to be a Material Change in Formula, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Commodity Index as if such changes or modifications had not been made and calculate any Index Closing Value in accordance with such adjustments.  Notwithstanding these alternative arrangements, discontinuance of the publication of any Commodity Index may adversely affect the value of the Notes.

Discontinuance of the EEM Shares
and/or MSCI Emerging Markets Index;
Alteration of Method of Calculation
If trading in the EEM Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Share Closing Price of the EEM Shares on any Trading Day following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI Emerging Markets Index (or any relevant Successor Index, as described below) on such Trading

Day, (taking into account any material changes in the method of calculating the MSCI Emerging Markets Index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price of the EEM Shares and the denominator of which is the closing value of the MSCI Emerging Markets Index (or any relevant Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Share Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, MSCI, Inc., which we refer to as MSCI, discontinues publication of the MSCI Emerging Markets Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Emerging Markets Index (such index being referred to herein as a “Successor Index”), then the Basket Component Price for the EEM Shares will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, MSCI discontinues publication of the MSCI Emerging Markets Index prior to, and such discontinuance is continuing on, the Determination Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Basket Component Price for the EEM Shares for such date.  Such Basket Component Price will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI Emerging Markets Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the MSCI Emerging Markets Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index may adversely affect the value of the Notes.

Alternate Exchange Calculation
in Case of an Event of Default	In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of the Notes (the “Acceleration

Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the date of acceleration were the Determination Date.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Commodity Indices
We have derived all information contained in this pricing supplement regarding the Commodity Indices, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by, the S&P.  The Commodity Indices were developed, and are calculated, maintained and published by S&P.

Each Commodity Index is a sub-index of the S&P GSCITM-ER.  It represents only the agricultural or livestock components, as applicable, of the S&P GSCITM-ER. The value of each Commodity Index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to those of the S&P GSCITM commodities included in the relevant Commodity Index; and (ii) each Commodity Index has a separate normalizing constant.

The S&P GSCITM commodities included in the Agriculture Index and their dollar weightings on September 13, 2010 are:

Commodity	Weighting
Corn	24.25%
Cocoa	1.88%
Cotton	8.40%
Coffee	5.90%
Kansas Wheat	5.19%
Soybeans	14.40%
Sugar	14.24%
Chicago Wheat	25.75%

The S&P GSCITM commodities included in the Livestock Index and their dollar weightings on September 13, 2010 are:

Commodity	Weighting
Feeder Cattle	9.66%
Live Cattle	58.31%
Lean Hogs	32.03%

The components of each of the Commodity Indices and their relative weightings, among other matters, may change during the term of the Notes.
The S&P GSCITM-ER

The S&P GSCITM-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM (discussed below).

Value of the S&P GSCITM-ER

The value of the S&P GSCITM-ER on any given day is equal to the product of (i) the value of the S&P GSCITM-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made.  The value of the S&P GSCITM-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCITM, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCITM on the preceding day, minus one.

The total dollar weight of the S&P GSCITM is the sum of the dollar weight of each of the underlying commodities.  The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day.  In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCITM calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.  Since the S&P GSCITM is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCITM also takes place over a period of days at the beginning of each month (referred to as the “roll period”).  On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCITM is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.
The S&P GSCITM

The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCITM.  The methodology for determining the composition and weighting of the S&P GSCITM and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCITM, as described below.  S&P makes the official calculations of the S&P GSCITM.

The Index Advisory Panel established by S&P to assist it in connection with the operation of the S&P GSCITM generally meets once each year to discuss the composition of the S&P GSCITM.  The Index Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCITM
In order to be included in the S&P GSCITM a contract must satisfy the following eligibility criteria:
• The contract must be in respect of a physical commodity and not a financial commodity.

•  The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCITM that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCITM.

•  The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•  The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCITM.

•  At and after the time a contract is included in the S&P GSCITM, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

•  For a contract to be eligible for inclusion in the S&P GSCITM, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

• Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCITM.

The contracts currently included in the S&P GSCITM are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Calculation of the S&P GSCITM
The value of the S&P GSCITM on any given day is equal to the total dollar weight of the S&P GSCITM divided by a normalizing constant that assures the continuity of the S&P GSCITM over time.
Contract Expirations

Because the S&P GSCITM is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCITM for each commodity during a given year are designated by S&P, in consultation with the Index Advisory Panel, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCITM will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P.  If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity.  The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCITM.  To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCITM.

License Agreement between S&P
and Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use each of the Commodity Indices, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes.  The Corporations make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P GSCITM Index to track general commodity market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the Commodity Indices and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the Commodity Indices which are determined, composed and calculated by S&P without regard to the Licensee or the Notes.  S&P has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the Commodity Indices.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE COMMODITY INDICES OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE COMMODITY INDICES OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS

OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE COMMODITY INDICES OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Notes have not been passed on by the Corporations as to their legality or suitability.  The Notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

The EEM Shares
iShares, Inc. (“iShares”) is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the EEM Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the EEM Shares (and therefore the price of the EEM Shares at the time we price the

Notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the EEM Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the EEM Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws.  As a prospective purchaser of the Notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the EEM Shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Notes are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The MSCI Emerging Markets IndexSM
The MSCI Emerging Markets IndexSM is calculated, published and disseminated daily by MSCI Inc., through numerous data vendors, on the MSCI website and a majority of them in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of emerging markets. As of September 2010, the MSCI Emerging Markets Index consisted of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. Effective May 2010, Israel has been reclassified as a developed market and is no longer included in the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index includes components from all countries designated by MSCI as Emerging Markets. The MSCI Emerging Markets Index was developed with a base value of 100 as of December 31, 1987. The MSCI Emerging Markets Index is reported by Bloomberg Financial Markets under ticker symbol “MXEF.”

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (“GICS®”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange-traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI Emerging Markets Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market
Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:
• Investable Market Index (Large + Mid + Small)
• Standard Index (Large + Mid)
• Large Cap Index

• Mid Cap Index
• Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.  The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment
All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard (“GICS®”)

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., the GICS®.  The GICS entails four levels of classification:  (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:
(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
• Updating the indices on the basis of a fully refreshed Equity Universe.
• Taking buffer rules into consideration for migration of securities across size and style segments.
• Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii) Quarterly Index Reviews (“QIRs”) in February and August (in addition to the SAIRs in May and November) of the Size Segment Indices aimed at:
• Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.
• Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.
• Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii) Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy
The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.
The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.
All changes resulting from corporate events are announced prior to their implementation in the MSCI indices.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indices.
For Standard Index constituents, a more descriptive text announcement is sent to clients for significant events that meet any of the following criteria:
• Additions and deletions of constituents.
• Changes in free float-adjusted market capitalization equal to or larger than USD 5 billion, or with an impact of at least 1% of the constituent’s underlying country index.
If warranted, MSCI Inc. may make additional announcements for events that are complex in nature and for which additional clarification could be beneficial.

IPOs and Other Early Inclusions. Early inclusions of large IPOs in the MSCI Standard Index Series are announced no earlier than the first day of trading and no later than before the opening of the third day of trading in the market where the company has its primary listing. Early inclusions of already listed securities following large secondary offerings of new and/or existing shares are announced no earlier than shortly after the end of the offer period.

GICS®. Non-event related changes in industry classification at the sub-industry level are announced at least two weeks prior to their implementation as of the close of the last U.S. business day of each month. MSCI announces GICS changes twice a month, the first announcement being made on the first U.S. business day of the month and the second one being made at least ten U.S. business days prior to the last U.S. business day of the month. All GICS changes announced in a given month will be implemented as of the close of the last U.S. business day of the month.

Index Calculation
Price Index Level

The MSCI indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking.  As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

PriceIndexLevelUSDt = PriceIndexLevelUSDt-1 ×	IndexAdjustedMarketCapUSDt
IndexInitialMarketCapUSDt

PriceIndexLevelLocalt = PriceIndexLevelLocalt-1 ×	IndexAdjustedMarketCapForLocalt
IndexInitialMarketCapUSDt

Where:
• PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1
• IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t
• IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t
• PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1
• IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t
Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD
Security Index of Price in Local Currency

The Security Index of Price is distributed in MSCI daily and monthly security products.  It represents the price return from period to period by utilizing the concept of an index of performance with an arbitrary base value.  The index of price is fully adjusted for capital changes and is expressed in local currency.

SecurityPriceIndexLevel1 = SecurityPriceIndexLevelt-1 ×	SecurityAdjustedMarketCapForLocalt
SecurityInitialMarketCapUSDt

SecurityAdjustedMarketCapForLocalt =

IndexNumberOfSharest -1 × PricePerSharet × InclusionFactort x PAFt	×	ICIt
FXratet-1		ICIt-1

SecurityInitialMarketCapUSDt =	IndexNumberOfSharest -1 × PricePerSharet-1 × InclusionFactort
FXratet-1

Where:
• SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.
• SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.
• SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.
• IndexNumberOfSharest-1 is the number of shares of security s at time t-1.
• PricePerSharet is the price per share of security s at time t.

• PricePerSharet-1 is the price per share of security s at time t-1.

•     InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

• PAFt is the Price Adjustment Factor of security s at time t.
• FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•     ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

• ICIt-1 is the Internal Currency Index of price currency at time t-1.
Index Market Capitalization

IndexAdjustedMarketCapUSDt =

å s ε I,t	Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort × PAFt
FXratet

IndexAdjustedMarketCapForLocalt =

å s ε I,t	(	Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort × PAFt	×	ICIt	)
		FXratet-1		ICIt-1

IndexInitialMarketCapUSDt =

å s ε I,t	Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort
FXratet-1

Where
• IndexNumberOfSharest-1 is the number of shares of Security s at time t-1.
• PricePerSharet is the price per share of Security s at time t.
• PricePerSharet-1 is the price per share of Security s at time t-1.

•     InclusionFactort is the inclusion factor of Security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

• PAFt is the Price Adjustment Factor of Security s at time t.

• FXratet is the FX rate of the price currency of Security s vs USD at time t. It is the value of 1 USD in foreign currency.
• FXratet -1 is the FX rate of the price currency of Security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•     ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

• ICIt-1 is the Internal Currency Index of price currency at time t-1.
Corporate Events

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers. In tender offers, the acquired or merging Security is generally deleted from the MSCI indices at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the Security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the Security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired Security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions. Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.  For U.S. securities, increases in number of shares and changes in FIFs and/or DIFs resulting from primary equity offerings and from secondary offerings representing at least 5% of the security’s number of shares will be implemented as soon as practicable after the offering is priced. Generally, implementation takes place as of the close of the same day that the pricing of the shares is made public. If this is not possible, the implementation will take place as of the close of the following trading day.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Optional Dividends.  In the case of an optional dividend, the company offers shareholders the choice of receiving the dividend either in cash or in shares. However, shareholders electing the cash option may receive the dividend consideration in cash or shares, or some combination of cash and shares. These dividends are a common practice in the U.S. For dividend reinvestment purposes, MSCI assumes that investors elect the cash option, therefore the dividend is reinvested in the MSCI Daily Total Return (“DTR”) Indices and price adjustment is not necessary (if the dividend is less than 5% of the cum market price of the underlying security). In the event that shareholders electing the cash option receive the dividend distribution in shares, or a combination of cash and shares, MSCI will increase the number of shares accordingly after results have been officially communicated, with two full business days notice.

Suspensions and Bankruptcies. MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Certain MSCI Indices are Subject to Currency Exchange Risk.  Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of certain MSCI indices, investors in the Notes linked to such MSCI indices will be exposed to currency exchange rate risk.  Exposure to currency changes will depend on the extent to which the relevant currency strengthens or weakens against the U.S. dollar.  The devaluation of the U.S. dollar against the applicable currency will result in an increase in the value of the relevant index.  Conversely, if the U.S. dollar strengthens against such currency, the value of such index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the indices, and any negative currency impact on the indices may significantly decrease the value of the Notes.  The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the indices which are converted into U.S. dollars.

Historical Graph
The following graph sets forth the historical performance of the Basket.  The graph covers the period from January 1, 2005 through September 10, 2010 and illustrates the effect of the offset and/or correlation among the Basket Components during such period.  The graph does not attempt to show your expected return on an investment in the Notes.  You cannot predict the future performance of any of the Basket Components or of the Basket as a whole, or whether the strengthening of one or more Basket Components will be offset by the weakening of one or more of the other Basket Components, based on their historical performance.

Historical Basket Performance January 1, 2005 through September 10, 2010
Historical Information
The following tables set forth the published high, low and end of quarter closing prices, index values or share prices, as applicable, for each of the Basket Components for each calendar quarter in the period from January 1, 2005 to September 10, 2010.  The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period.  The closing values on September 10, 2010 were: (i) for Gold, $1,246.50, (ii) for the Agriculture Index, 63.3250, (iii) for the Livestock Index, 214.7078, and (iv) for the EEM shares, $42.24.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The Initial Values and Final Values of the Basket Components will be determined with reference to the prices published by the Relevant Exchanges in accordance with the provisions set forth herein, on the Pricing Date and on the Determination Date, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical performance of the Basket Components should not be taken as an indication of their future performance.  We cannot give you any assurance that the Basket Performance at maturity will be greater than zero so that you will receive a payment at maturity in excess of the Stated Principal Amount of the Notes.  The values of each of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

Gold Historical High, Low and Period End Fixing Prices January 1, 2005 through September 10, 2010 (stated in U.S. dollars per troy ounce)
	High	Low	Period End
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter (through September 10, 2010)	1,256.75	1,157.00	1,246.50

Gold January 1, 2005 through September 10, 2010

S&P GSCITM Agriculture Index—Excess Return Historical High, Low and Period End Closing Values January 1, 2005 through September 10, 2010
	High	Low	Period End
2005
First Quarter	71.2753	60.0595	66.0426
Second Quarter	67.0478	61.2595	63.4540
Third Quarter	67.2715	58.4926	60.5075
Fourth Quarter	62.5634	56.8617	62.2018
2006
First Quarter	67.5117	61.4376	64.0334
Second Quarter	67.0173	60.2666	62.6106
Third Quarter	64.6676	55.3986	58.0597
Fourth Quarter	68.4385	57.1307	67.2024
2007
First Quarter	68.7605	61.4070	61.4070
Second Quarter	69.0120	59.1942	64.7066
Third Quarter	80.4355	63.6042	79.7965
Fourth Quarter	84.5540	72.7395	82.4163
2008
First Quarter	104.5839	83.6900	86.8744
Second Quarter	98.0550	79.9022	93.9854
Third Quarter	96.4848	67.7309	67.7309
Fourth Quarter	67.5010	46.2921	57.7398
2009
First Quarter	60.3124	49.5872	54.2413
Second Quarter	64.5537	52.7493	54.8323
Third Quarter	57.0811	51.0412	53.7551
Fourth Quarter	60.2024	51.6403	59.8431
2010
First Quarter	61.5359	49.1100	49.1100
Second Quarter	51.3259	46.1007	48.9263
Third Quarter (through September 10, 2010)	63.3250	49.7798	63.3250

S&P GSCITM Agriculture Index—Excess Return January 1, 2005 through September 10, 2010

S&P GSCI™ Livestock Index—Excess Return Historical High, Low and Period End Closing Values January 1, 2005 through September 10, 2010
	High	Low	Period End
2005
First Quarter	432.0278	407.9721	420.0823
Second Quarter	424.0293	378.4704	378.8539
Third Quarter	411.2375	372.5324	411.1529
Fourth Quarter	426.0482	402.4807	418.3243
2006
First Quarter	417.1377	344.2885	344.2885
Second Quarter	388.8701	337.9082	384.0049
Third Quarter	407.7658	368.6101	383.2831
Fourth Quarter	389.1571	362.1475	371.8290
2007
First Quarter	395.9498	365.1059	383.4679
Second Quarter	389.4003	363.7259	367.9689
Third Quarter	397.9656	361.6389	361.6389
Fourth Quarter	354.0028	323.2879	324.7211
2008
First Quarter	323.5565	275.9018	275.9018
Second Quarter	309.9950	273.2465	297.5721
Third Quarter	306.3294	272.6063	272.6991
Fourth Quarter	271.3163	226.7831	232.1700
2009
First Quarter	240.3463	211.1183	215.2210
Second Quarter	222.4201	194.3872	205.2860
Third Quarter	212.2008	188.9081	193.3993
Fourth Quarter	201.6881	187.4799	199.1616
2010
First Quarter	214.4404	194.1304	213.0221
Second Quarter	219.9807	201.3756	206.9592
Third Quarter (through September 10, 2010)	220.0278	204.7477	214.7078

S&P GSCI™ Livestock Index—Excess Return January 1, 2005 through September 10, 2010

iShares® MSCI Emerging Markets Index Fund Historical High, Low and Period End Closing Prices January 1, 2005 through September 10, 2010
	High	Low	Period End
2005
First Quarter	24.65	21.23	22.54
Second Quarter	24.37	21.67	23.83
Third Quarter	28.32	23.93	28.32
Fourth Quarter	29.83	25.07	29.40
2006
First Quarter	33.59	30.43	33.02
Second Quarter	37.03	27.34	31.23
Third Quarter	33.14	29.20	32.29
Fourth Quarter	38.15	31.80	38.10
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter (through September 10, 2010)	42.49	37.59	42.24

iShares® MSCI Emerging Markets Index Fund January 1, 2005 through September 10, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes.  The original issue price of the Notes includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the Basket Components, commodity contracts underlying the Commodity Indices, component stocks of the MSCI Emerging Markets Index, futures or options contracts on the Basket Components, commodity contracts underlying the Commodity Indices or any component stocks of the MSCI Emerging Markets Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Values of the Basket Components, and, therefore, effectively increase the levels at which the Basket Components must close on the Determination Date before you would receive at maturity a payment that is greater than the Stated Principal Amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Date, by purchasing and selling the Basket Components, commodity contracts underlying the Commodity Indices and/or the stocks underlying the MSCI Emerging Markets Index or futures or options contracts on the Basket Components, commodity contracts underlying the Commodity Indices or the stocks underlying the MSCI Emerging Markets Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Components on the Determination Date, and therefore adversely affect the value of the Notes or the payment you receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  The

Agent may allow a concession not in excess of $           per Note to MSSB; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by MSSB.  After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes, the Basket Components, commodity contracts underlying the Commodity Indices or the component stocks of the MSCI Emerging Markets Index in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.
Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with

“plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

United States Federal Income Taxation	The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.
Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes,” “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Disclosure Requirements” of the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders generally will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  If the Notes were priced on September 13, 2010, the comparable yield would be an annual rate of 4.5747% compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,311.9543 due at maturity.  However, the comparable yield and the projected payment schedule for the Notes will be determined on the pricing date and may be significantly higher or lower  than the comparable yield and the projected payment schedule set forth above.  The comparable yield and the projected payment schedule for the Notes will be provided in the final pricing supplement.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of any contingent payment on a Note) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2010	$11.4368	$11.4368
January 1, 2011 through June 30, 2011	$23.1351	$34.5719
July 1, 2011 through December 31, 2011	$23.6643	$58.2362
January 1, 2012 through June 30, 2012	$24.2056	$82.4418
July 1, 2012 through December 31, 2012	$24.7592	$107.2010
January 1, 2013 through June 30, 2013	$25.3256	$132.5266
July 1, 2013 through December 31, 2013	$25.9048	$158.4314
January 1, 2014 through June 30, 2014	$26.4974	$184.9288
July 1, 2014 through December 31, 2014	$27.1035	$212.0323
January 1, 2015 through June 30, 2015	$27.7234	$239.7557
July 1, 2015 through December 31, 2015	$28.3576	$268.1133
January 1, 2016 through June 30, 2016	$29.0062	$297.1195
July 1, 2016 through the Maturity Date	$14.8348	$311.9543

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amount of the payment that will be made on a Note.

Tax Consequences to Non-U.S. Holders
If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-

U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their tax advisers regarding the potential tax consequences of an investment in the Notes.